Exhibit 99.1

Kemper Corporation 200 East Randolph Street Suite 3300 Chicago, IL 60601 kemper.com
Press Release
Kemper Names Teladoc Health CEO Jason Gorevic to Board of Directors;
Announces Retirement of Director David Storch

CHICAGO, February 3, 2022 — Kemper Corporation (NYSE: KMPR) announced that its Board of Directors has elected Jason Gorevic as a Director, effective February 2. The Board also announced that David P. Storch has informed the Board of his intention to retire as a director at the end of his current term, expiring May 4, 2022.

As Chief Executive Officer of Teladoc Health, the global leader in whole-person virtual care, and a member of Teladoc’s Board of Directors, Gorevic has delivered exponential growth in revenue, membership and care visits over his twelve-year tenure. He has over 25 years of experience in the healthcare industry and in 2021 was named one of the most influential people in healthcare by Modern Healthcare magazine. He has served in senior leadership roles at Wellpoint, Inc. (now Anthem, Inc.), including Chief Marketing & Product Officer and President of Empire Blue Cross Blue Shield. Gorevic has a Bachelor of Arts degree in International Relations from the University of Pennsylvania.

“We’re pleased to welcome Jason to our board,” said Joseph P. Lacher, Jr., President, CEO and Chairman of Kemper’s Board of Directors. “Jason’s deep expertise in market shaping and penetration, strategic execution and driving transformation, as well as strong knowledge/capabilities in a regulated industry, make him an excellent addition to Kemper’s board. We look forward to learning from his experiences and welcome his guidance as we continue to move the needle on the Kemper story.”

Gorevic will be a member of the board’s Risk and Human Resources and Compensation Committees. His appointment expands the board to 12 directors, 10 of whom are independent.

“I’m excited to join the board of this respected company with such a long track record of achievement,” said Gorevic. “The talent and focus of the board members and leadership team is a core strength and I look forward to supporting the company’s commitment to its Strategic Intent.”

Storch was elected to Kemper’s Board in May 2010, and has served as Lead Director and on numerous Board committees. He retired as Chief Executive Officer of AAR Corp., a leading provider of aviation services for commercial and government customers, where he currently holds the position of Non-Executive Chairman of the Board.

“Kemper has been very fortunate to have David’s leadership on our Board for the last dozen years, and we thank him for his dedicated service and outstanding contributions,” said Lacher. “David’s leadership, integrity and dedication to high personal and professional standards has been evident throughout his tenure, and we’re grateful for the leadership he provided while we worked to transform the company and enable a path to sustained growth. He’s been a highly effective director and we extend our gratitude and best wishes to David and his family.”

“After serving for 12 years, I leave the board very confident in the leadership team, the slate of directors, and the strategic direction of the company,” said Storch. “I’m proud to have been part of a successful transformation, and wish the team all the best as they move forward.”

About Kemper
The Kemper family of companies is one of the nation’s leading specialized insurers. With approximately $15 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance, Life and Health brands. Kemper serves over 6.5 million policies, is represented by approximately 35,400 agents and brokers, and has approximately 10,300 associates dedicated to meeting the ever-changing needs of its customers.

Learn more about Kemper.

Contacts
News Media: Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com
Investors: Karen Guerra, 312.661.4930, investors@kemper.com